ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of December 18, 2007, by and among UFood Restaurant Group, Inc., formerly known as UFood Franchise Company, a Nevada corporation (the “Parent”), George Naddaff (“Naddaff”), Eric Spitz (“Spitz”) (Naddaff and Spitz shall be referred to individually as an “Indemnification Representative” and collectively as the “Indemnification Representatives”) and Gottbetter & Partners, LLP (the “Escrow Agent”).

WHEREAS, the Parent has entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with KnowFat Franchise Company, Inc., a Delaware corporation (the “Company”), (i) pursuant to which a wholly-owned subsidiary of the Parent will merge with and into the Company, with the Company surviving the merger and (ii) as a result of which the Company will become a wholly-owned subsidiary of the Parent;

WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the indemnification obligations of the stockholders of the Company as of the Closing Date, as such term is defined in the Merger Agreement (collectively, the “Indemnifying Stockholders”), to the Parent; and

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Consent of Company Stockholders. The Indemnifying Stockholders have, either by virtue of their approval of the Merger Agreement or through the execution of an instrument to such effect, consented to: (a) the establishment of this escrow to secure the Indemnifying Stockholders’ indemnification obligations under Article 6 of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agent for and on behalf of each Indemnifying Stockholder, and the taking by the Indemnification Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

2. Escrow and Indemnification.

(a) Escrow of Shares. Simultaneously with the execution of this Agreement, the Parent shall deposit with the Escrow Agent certificates representing an aggregate of 575,049 shares of common stock of the Parent, as determined pursuant to Section 1.5(b) of the Merger Agreement, or such other number as adjusted pursuant to Section 1.8(e) of the Merger Agreement issued in the name of the Escrow Agent or its nominee. The Escrow Agent hereby acknowledges receipt of such stock certificates. The shares deposited with the Escrow Agent pursuant to the first sentence of this Section 2(a) are referred to herein as the “Escrow Shares.” The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Shares in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b) Indemnification. The Indemnifying Stockholders have agreed in Section 6.1 of the Merger Agreement to indemnify and hold harmless the Parent from and against certain Damages (as defined in Section 6.1 of the Merger Agreement). The Escrow Shares shall be (i) security for such indemnity obligation of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement and (ii) shall be the exclusive means for the Parent to collect any Damages with respect to which the Parent is entitled to indemnification under Article VI of the Merger Agreement.

(c) Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Indemnifying Stockholders in accordance with Section 3(c).

(d) Voting of Shares. The Indemnification Representatives shall have the right, in their sole discretion, on behalf of the Indemnifying Stockholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Indemnification Representatives shall have no obligation to solicit consents or proxies from the Indemnifying Stockholders for purposes of any such vote.

(e) Transferability. The respective interests of the Indemnifying Stockholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Parent, and no such assignment or transfer shall be valid until such notice is given.

3. Distribution of Escrow Shares.

(a) The Escrow Agent shall distribute the Escrow Shares only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Parent and the Indemnification Representatives and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Parent or the Indemnification Representative, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, or (iii) the provisions of Section 3(b) hereof.

(b) Within five business days after December 17, 2009 (the “Termination Date”), the Escrow Agent shall distribute to the Indemnifying Stockholders all of the Escrow Shares then held in escrow, registered in the names of the Indemnifying Stockholders. Notwithstanding the foregoing, if the Parent has previously delivered to the Escrow Agent a copy of a Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Parent has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date such number of Escrow Shares as have a Value (as defined in Section 4 below) equal to the Claimed Amount (as hereinafter defined) covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof. For purposes of this Agreement, a Claim Notice means a written notification under the Merger Agreement given by the Parent to the Indemnifying Stockholders which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent, (ii) a statement that the Parent is entitled to indemnification under Article 6 of the Merger Agreement for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in Section 9.7 of the Merger Agreement) in the amount of such Damages. For purposes of this Agreement, an Expected Claim Notice means a notice delivered pursuant to the Merger Agreement by the Parent to an Indemnifying Stockholder, before expiration of a representation or warranty, to the effect that, as a result a legal proceeding instituted by or written claim made by a third party, the Parent reasonably expects to incur Damages as a result of a breach of such representation or warranty.

(c) Any distribution of all or a portion of the Escrow Shares (or cash or other property pursuant to Section 2(c)) to the Indemnifying Stockholders shall be made by delivery of stock certificates issued in the name of the Indemnifying Stockholders (or cash or other property), covering such percentage of the Escrow Shares (or cash or other property) being distributed as is calculated in accordance with the percentages set forth opposite such holders’ respective names on Attachment A attached hereto provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Shares otherwise distributable to an Indemnifying Stockholder who has not, according to a written notice provided by the Parent to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its documents formerly representing equity interests of the Company. Any such withheld shares shall be delivered to the Parent promptly after the Termination Date, and shall be delivered by the Parent to the Indemnifying Stockholders to whom such shares would have otherwise been distributed upon surrender of documents evidencing their Company equity interests. Distributions to the Indemnifying Stockholders shall be made by mailing stock certificates to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Shares shall be distributed to Indemnifying Stockholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Stockholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representatives shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then held in the Escrow Account).

4. Valuation of Escrow Shares. For purposes of this Agreement, the “Value” of any Escrow Shares shall be $1.00 per share, multiplied by the number of such Escrow Shares.

5. Fees and Expenses of Escrow Agent. The Parent, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each pay one-half of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

6. Limitation of Escrow Agent’s Liability.

(a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

(b) The Parent and the Indemnifying Stockholders agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Parent, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each be liable for one-half of such amounts.

7. Liability and Authority of Indemnification Representatives; Successors and Assignees.

(a) The Indemnification Representatives shall not incur any liability to the Indemnifying Stockholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Indemnification Representatives shall not be liable to the Indemnifying Stockholders for anything done, omitted or suffered in good faith by the Indemnification Representatives based on such advice.

(b) In the event of the death or permanent disability of any Indemnification Representative, or his or her resignation as an Indemnification Representative, a successor Indemnification Representative shall be appointed by the other Indemnification Representative or, absent its appointment, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Indemnifying Stockholder immediately prior to the effective time of the share purchase under the Merger Agreement. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representative, and the term “Indemnification Representative” as used herein shall be deemed to include each successor Indemnification Representative.

(c) The Indemnification Representatives shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and Article 6 of the Merger Agreement and all actions taken by the Indemnification Representatives hereunder or under Article 6 of the Merger Agreement shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representatives shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize any release of the Escrow Shares to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors.

(d) The Escrow Agent may rely on the Indemnification Representatives as the exclusive agents of the Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in good faith reliance thereon.

8. Amounts Payable by Indemnifying Stockholders. The amounts payable by the Indemnifying Stockholders under this Agreement (i.e., the fees of the Escrow Agent payable pursuant to Section 5 and the indemnification obligations pursuant to Section 6(b)) shall be payable solely as follows. The Escrow Agent shall notify the Indemnification Representatives of any such amount payable by the Indemnifying Stockholders as soon as it becomes aware that any such amount is payable, with a copy of such notice to the Parent. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall be entitled to apply the proceeds of such sale in satisfaction of such indemnification obligations of the Indemnifying Stockholders; provided that if the Parent delivers to the Escrow Agent (with a copy to the Indemnification Representatives), within five business days after delivery of such notice by the Indemnification Representatives, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not sell Escrow Shares to raise the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 3(a).

9. Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 6 and 7 shall survive such termination.

10. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

If to the Parent:

UFood Restaurant Group, Inc.
255 Washington Street, Suite 100
Newton, MA 02458
Attn: George Naddaff, Chief Executive Officer
Facsimile: (617) 787-6010

with a copy to (which shall not constitute notice hereunder):

Robinson & Cole LLP
695 East Main Street
Stamford, CT 06904
Attn: Richard A. Krantz, Esq.
Facsimile: (203) 462-7599

If to the Indemnification Representatives:

George Naddaff
Eric Spitz
c/o KnowFat Franchise Company, Inc.
255 Washington Street, Suite 100
Newton, MA 02458
Facsimile: (617) 787-6010

If to the Escrow Agent:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022
Attn: Adam S. Gottbetter, Esq.
Facsimile: (212) 400-6901

Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 10.

11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. The Parent may appoint a successor Escrow Agent without the consent of the Indemnification Representatives so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representativse, which shall not be unreasonably withheld. If, within such notice period, the Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this Section 11 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

12. General.

(a) Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

(d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

(e) Amendment. This Agreement may be amended only with the written consent of the Parent, the Escrow Agent and the Indemnification Representatives.

(f) Consent to Jurisdiction and Service. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of New York and of any Federal court located in the State of New York in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 10 hereof.

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

UFOOD RESTAURANT GROUP, INC.

By:	/s/ Brent Hahn
Name: Brent Hahn
Title: President

/s/ George Naddaff
George Naddaff, in his capacity as an Indemnification Representative

/s/ Eric Spitz
Eric Spitz, in his capacity as an Indemnification Representative

GOTTBETTER & PARTNERS, LLP

By:	/s/ Adam Gottbetter
Name: Adam S. Gottbetter, Esq.
Title: Partner